ELAN INTERNATIONAL SERVICES LTD.
                               102 St. James Court
                           Flatt Smiths, FL04 Bermuda


CYTEL CORPORATION                                             November 10, 1998
9393 Towne Center Drive
San Diego, California   92121

Gentlemen:

     Reference is hereby made to the Sublicense and Option Agreement by and between Cytel Corporation ("Cytel") and Elan International Services Ltd. ("Elan"), dated as of July 22, 1998, as amended and restated on November 10, 1998 (the "Agreement"). Capitalized terms used herein shall have the meanings set forth in the Agreement.

     In connection with the Agreement, we have agreed that as of July 22, 1998 Elan is entitled to appoint one representative to Cytel's Board of Directors, subject to certain conditions. Accordingly, in consideration of the mutual agreements and representations contained herein and in the Agreement, we agree that:

     (i) So long as Elan and its Affiliates continue to own at least 5% of the outstanding shares of Cytel's Common Stock, Elan shall be entitled to appoint one representative (which representative shall be approved by Cytel's Board of Directors, such approval not to be unreasonably withheld) to Cytel's Board of Directors, and, in connection therewith, Cytel shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise (including annual budgets and operating plans), which Cytel provides to its Board of Directors.

     For purposes of this Letter, "Affiliate" means any corporation or other entity which controls, is controlled by, or is under common control with, a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity;


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     (ii) except as herein specifically amended or supplemented, the Agreement shall continue in full force in accordance with its terms; and

     (iii) the provisions of this letter shall be deemed by the parties to be effective as of July 22, 1998, nunc pro tunc.

     Please acknowledge your agreement to the foregoing by executing this letter in the space provided below.

                                Very truly yours,

                                ELAN INTERNATIONAL SERVICES LTD.



                                By: /s/ Kevin Insley
                                   -----------------------------------
                                    Name:  Kevin Insley
                                    Title: President


Accepted and Agreed to as of the date first above written:

CYTEL CORPORATION



By:  /s/ Virgil Thompson
     ------------------------------
     Name:  Virgil Thompson
     Title: President and CEO